Exhibit 10.1

Second Amendment to License Agreement

This Second Amendment to License Agreement (“Second Amendment”), is made as of May 20, 2020 (“Effective Date”) by and between Gritstone Oncology, Inc. (“Licensee”) and MIL 21E, LLC (“Licensor”).

WHEREAS, Licensor and Licensee are parties to a certain License Agreement dated September 6, 2018, as amended by a certain First Amendment to License Agreement dated July 11, 2019 (together, “Agreement”);

WHEREAS, Licensee warrants and represents that, to the best of its knowledge, Licensor has fulfilled its obligations under the Agreement and is not in default of any covenants or obligations contained in the Agreement;

WHERAS, Licensee and Licensor desire to amend the Agreement in certain respects as set forth herein; and,

WHEREAS, all capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Agreement.

For good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, accepted and agreed to, Licensor and Licensee agree that the following shall be effective as of the Effective Date:

Section 2(a) of the Agreement is modified by adding this new paragraph to the end of the Section:

The Term of the Agreement shall be extended by twelve (12) months (“Extended Term”) from September 1, 2021 and the Expiration Date of the Agreement shall be modified to August 31, 2022 (“Expiration Date”).

Section 2(c) of the Agreement is modified by adding the following as the final paragraph of this Section:

Licensee, upon six (6) months' written notice to Licensor shall have the right to terminate the Extended Term early ("Extended Term Early Termination"); provided, however, that such Extended Term Early Termination can be no sooner than eight (8) months from September 1, 2021, or at the earliest, May 1, 2022. Licensor has no obligation to honor any Early Termination notice that does not strictly comply with the requirements of this Section 2(c).

Section 3(a) of the Agreement is modified by adding this new paragraph to the end of the Section:

The License Fee amount shall be modified for the Extended Term and Licensee shall pay a monthly license fee equal to $296,145.26 (“License Fee”) commencing on September 1, 2021, which shall be paid in advance on or before the first (1st) day of each and every month during the Extended Term. Licensee shall pay each License Fee payment by electronic payment to Licensor.

Section 3(e) of the Agreement is modified by adding this new paragraph to the end of the Section:

Licensee shall pay, immediately upon executing this Amendment, an amount equal to the License Fee for the last month of the Extended Term of this Agreement ($296,145.26), and a Security Deposit equal to $296,145.26.   Licensee has already paid Licensor: (i)

$279,145.31 for the Security Deposit which shall be applied to the Extended Term Security Deposit resulting in an outstanding amount owed of $16,999.95; and (ii)

$279,145.31 for the last month’s license fee which shall be applied to the Extended Term last month’s license fee resulting in an amount owed of $16,999.95. As such, Licensee shall pay a total of $33,999.90, on or before the execution of this Amendment.

Ratification. As hereby amended, the Agreement is ratified, approved and confirmed in all respects. In the event that any of the provisions of the Agreement are inconsistent with this Second Amendment or the state of facts contemplated hereby, the provisions of this Second Amendment shall control. Except as expressly set forth herein, all other terms and conditions in the agreement remain unmodified.

IN WITNESS WHEREOF, Licensor and Licensee have duly executed this Second Amendment as of the day and year first above written.

LICENSOR: MIL 21E, LLC /s/ Amrit Chaudhuri	LICENSEE: GRITSTONE ONCOLOGY, INC. /s/ Andrew Allen
By:Amrit Chaudhuri Title:CEO May 22, 2020	By:Andrew Allen, MD, PhD Title:President & Chief Executive Officer May 22, 2020